Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-161680 of Quicksilver Gas Services LP and subsidiaries on Form S-3 of our report dated September 1, 2009, related to the consolidated balance sheet of Quicksilver Gas Services GP LLC and subsidiaries as of December 31, 2008 (which report expresses an unqualified opinion and includes explanatory paragraphs relating to the preparation of the consolidated balance sheet of Quicksilver Gas Services GP LLC from the separate records maintained by Quicksilver Resources Inc. and to the adoption of Statement of Financial Accounting Standards No. 160, “Noncontrolling Interests in Consolidated Financial Statements — an amendment of ARB 51,” described in Note 2), appearing in the Current Report on Form 8-K of Quicksilver Gas Services LP and subsidiaries dated September 1, 2009, and to the reference to us under the heading “Experts” in the prospectus, which is part of this Registration Statement.
/s/ Deloitte & Touche LLP
Fort Worth, Texas
September 14, 2009